FOR IMMEDIATE RELEASE

Release Date:  January 29, 1997

For Further Information Contact:             Steven Rothenberg
                                             VideoLan Technologies
                                             502-895-4858


          VIDEOLAN TECHNOLOGIES, INC. ADOPTS RIGHTS PLAN

     LOUISVILLE, KY -- The Board of Directors of VideoLan
Technologies, Inc. (NASDAQ: VLNT) today adopted a shareholder rights plan and declared a dividend of one right on each outstanding share of VideoLan common stock.

     The shareholder rights plan is similar to shareholder protection plans that have been adopted by more than 1,700 corporations.

     The rights dividend is payable on February 8, 1997, to shareholders of record on that date. In addition to the rights dividend on currently outstanding shares, the plan provides for the automatic issuance of one right with respect to each share of common stock issued after February 8, 1997.

     "The rights plan was adopted to protect the interests of VideoLan shareholders and to help ensure that they receive fair treatment in the event of a takeover attempt," said Jack Shirman, Chief Executive Officer of VideoLan. "The rights plan is not intended to prevent an acquisition of the Company for a full and fair price in a transaction that is in the best interest of the Company. The rights are not being distributed in response to any effort to purchase control of the Company and the Board is not aware of any such effort."

     Under the plan, the rights would be distributed:

     * Ten days after a public announcement that a person or group had acquired 15% or more (defined in the plan to be an "Acquiring Person") of VideoLan's outstanding common shares, or

     * Ten business days after the beginning of a tender offer or exchange offer that would result in a person or group owning 15% or more of the outstanding common shares.

     Until separate rights certificates are issued following one of these triggering events, the rights will be evidenced by VideoLan common stock certificates, will automatically trade with the common stock, and will not be exercisable.

     When distributed following the announcement of a tender offer, each right would entitle the holder to purchase 1/100th of a share of newly issued Junior Participating Preferred Stock of VideoLan for a purchase price of $19.00.

     If a person actually acquires 15% or more of VideoLan common stock, each right (other than rights held by an Acquiring Person) will entitle its holder to purchase, for the $19.00 exercise price, a number of shares VideoLan common stock having a market value of twice the exercise price. At the same time, the rights held by such an Acquiring Person would become null and void. At any time after the rights become exercisable for VideoLan common stock, the Board of Directors may exchange the rights (other than rights owned by an Acquiring Person), in whole or in part, at an exchange ratio of one common share per right.

     In addition, if, when or after a person becomes an Acquiring
Person: (1) VideoLan Technologies is acquired in a merger or other transaction in which VideoLan is not the surviving corporation -- other than a merger that the independent directors determine to be in the best interests of VideoLan and its shareholders -- or (2) if 50% or more of VideoLan's assets or earning power is sold or transferred, each rights holder will be entitled to receive common stock of the acquiring company worth two times the exercise price of the right.

      VideoLan may redeem rights for $0.01 per right at any time. After a person acquires 15% of VideoLan common stock, redemption would require approval of a majority of the directors in office before the person acquired 15% of the common stock and who are not affiliated or associated with the Acquiring Person.

     "The plan provides our Board of Directors flexibility in dealing with any takeover action that might occur," said Shirman. "It would not impede any transaction that the Board feels is in the best interests of VideoLan and its shareholders. On the other hand, the dilutive consequences of triggering the rights should be a deterrent to actions that are not in the best interests of VideoLan and its shareholders."

     The issuance of rights has no financial effect on VideoLan, is not dilutive to shareholders, is not taxable to the Company or its shareholders, and will not change the way in which VideoLan common shares are traded. Rights are not exercisable until the distribution date and will expire at the close of business on February 8, 2007, unless earlier redeemed by the Company.

     In addition to the Stockholder Rights Plan, the Board of Directors also adopted amendments to the Company's bylaws establishing procedures for the conduct of consent solicitations, for stockholder nomination of candidates for election to the Board of Directors, and for including stockholder proposals on the agenda for stockholders meetings. The bylaws, as amended, require stockholders to provide written notice to the Company prior to a consent solicitation, and authorize the Board of Directors to set the record date in accordance with Delaware law. In addition, the amended bylaws require written notice to the Company of stockholder proposals and director nominations be given 90 days before the annual meetings of stockholders and specified periods before special meetings.

     VideoLan Technologies, Inc. is a premier developer of video conferencing and video broadcast solutions based upon its Metallic
Fiber transmission and broadband switching technology. VideoLan's technology enables broadcast-quality transport of high speed, bi-directional, real-time voice, data, and video over existing twisted pair copper wire infrastructures. VideoLan's products are marketed in both the desktop video market and the emerging and rapidly developing video distribution market. VideoLan is based in Louisville, KY and can be reached at
(502)895-4858 or by fax at
(502)895-1680.

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